Exhibit 10.8

June 23, 2020

Robert Petit
[***]

Dear Robert:

On behalf of OS Therapies Incorporated, a Delaware corporation, located at: Eastern Shore Innovation Center, 104 Tech Park Drive, Cambridge, MD 21613 (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1. You will be employed to serve on a full-time basis as Chief Medical and Scientific Officer, effective June 1, 2020 (the “Start Date”). As Chief Medical and Scientific Officer, you will report to the Chief Executive Officer of the Company, and you shall have the duties and responsibilities commensurate with your position in companies of similar type and size, plus such other duties as may from time to time be assigned to you by the Company.

2. Your base salary will be at the rate of $20,000 per monthly pay period (annualized rate of $240,000) subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. Following the end of calendar year 2020 and subject to the approval of the Board of Directors of the Company (the “Board”), you will be eligible to receive a performance bonus of up to 50% of the base salary paid to you by the Company, based on your personal performance and the Company’s performance during the 2020 calendar year, as determined by the Board in its sole discretion. Additional bonuses may be awarded in the form of cash, equity, or stock options at the sole discretion of the Board at any time. In any event, except as otherwise explicitly provided below, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. The Company will award and pay any bonus for a calendar year before March 15th of the next calendar year. In addition, you may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

4. You will be eligible for a maximum of 35 days Paid Time Off (PTO) per calendar year to be taken at such times chosen by you. The number of PTO days for which you are eligible shall accrue at the rate of 1.48 days per week that you are employed during such calendar year. Any unused PTO time will be forfeited at the end of each calendar year.

5. Subject to the approval of the Board, the Company will grant to you an incentive stock option (the “Option”) under the Company’s Stock Incentive Plan (as it may be amended from time to time, the “Plan”) for the purchase of an aggregate of 400,000 shares of common stock of the Company at a price per share equal to the fair market value of the common stock as of the effective date of grant. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement. You may be eligible to receive such future stock option grants as the Board shall deem appropriate.

6. Without otherwise limiting the “at-will” nature of your employment, if your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), you will be eligible for the following benefits (the “Severance Benefits”), subject to the terms set forth in this section 6:

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (i) the Company will provide you with severance pay in the form of continuation of your base salary for a total of twelve (12) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date (as defined below); (ii) the Company will provide you with a prorated bonus payment equivalent to (a) 35% of your annualized base salary, multiplied by (b) a fraction, the numerator of which is the number of days during the calendar year in which your termination date occurs that you remained employed by the Company and the denominator of which is 365; and (iii) if such termination also occurs less than one (1) year after the Start Date, then the vesting of a portion of the Option shall be accelerated such that any unvested portion of the Option that would otherwise vest on or prior to the one-year anniversary of the Start Date shall vest and become exercisable (with the remaining unvested portion of the Option terminating).

Except for payment of Accrued Compensation (as defined below), you will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following your termination date other than as set forth herein.

A. Definitions:

i. For purposes of this letter agreement, “Accrued Compensation” shall mean: (a) all unpaid base salary earned through the date of termination, to be paid as required by law; (b) any and all reasonable expenses paid or incurred by you (in accordance with the policies and procedures established by the Company) in connection with and related to the performance of your duties and responsibilities for the Company during the period ending on the date of termination, to the extent unpaid, to be paid in accordance with Company policy; and (c) any accrued but unused vacation time through the date of termination, to be paid in accordance with Company policy.

ii. For purposes of this letter agreement “Cause” shall mean: (1) your engagement in any conduct that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the business interests or reputation of the Company (for avoidance of doubt, “conduct” in this subsection does not mean poor performance or failure to meet Company objectives); (2) any breach by you of the agreements referenced in section 7 of this letter agreement; (3) your failure to perform, or negligence in your performance of, any material duties required of or assigned to you if such duties are consistent with duties customary for the position held by you; (4) your fraud or embezzlement, or your willful misconduct with respect to the Company; (5) your material breach of this letter agreement; or (6) your conviction of, or plea of guilty or nolo contendere to, a misdemeanor relating to the Company, any crime involving dishonesty or moral turpitude, or any felony; provided however, that with respect to subsections (1), (2) (3) and (5) hereof, you were given fourteen (14) calendar days’ written notice of such conduct, breach, or deficiencies and an opportunity to cure such conduct, breach or deficiencies but you failed to do so within such period (but only if the Company, in its reasonable discretion, deems such conduct, breach or deficiencies susceptible to cure, and provided further that you are eligible for no more than two “cure” opportunities during your employment).

iii. For purposes of this letter agreement, “Good Reason” shall mean the occurrence, without your prior written consent, of any of the following events: (a) a material reduction in your authority, duties, or responsibilities such that your authority, duties or responsibilities are no longer materially consistent with those of a Chief Medical and Scientific Officer of similarly situated companies; (b) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased; (c) a material reduction of your base salary; or (d) a material breach by the Company of its obligations under this letter agreement. No termination will be treated as a termination by you for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, you end your employment within 30 days following the cure period in (y).

B. The Severance Benefits will be subject to the following terms and conditions:

i. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment.

ii. Any severance or other benefits under this letter agreement will begin only upon the date of your “separation from service” (as defined under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §l.409A-l(h)) which occurs on or after the date of termination of the employment. To the extent that the termination of your employment does not constitute a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company, or any of its parents, subsidiaries or affiliates, at the time your employment terminates), any severance benefits payable that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h). For purposes of clarification, this section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any severance benefits payable hereunder that constitute nonqualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) the date of your death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date as described above. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this letter agreement is determined to constitute deferred compensation subject to Section 409A of the Code, but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

iii. The Company’s obligation to provide the Severance Benefits will be contingent upon your entering into and complying with a separation and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following your termination of employment The Severance Benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the date on which your employment terminates, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year. In addition, to remain eligible for the Severance Benefits you must comply with all post-employment obligations under law or in any agreement between you and the Company, including those in the agreements that you shall sign pursuant to section 7 of this letter as a condition of employment and as set forth in the Release.

7. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of employment.

8. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

9. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and a duly authorized representative of the Company, which written agreement expressly states the intention to modify the at-will nature of your employment, provided, however, that nothing in the foregoing shall alter any rights you may have as set forth in Section 6 above. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth in section 6 above.

11. You agree to devote your business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities (whether as an employee, consultant, board member, advisor or in any other capacity) that are conflicting or directly competitive with OS Therapies without prior approval from the Company. You may engage in charitable or civic activities and/or serve as an executor, trustee, or other similar fiduciary capacity, provided, however, that in no event may any activity be undertaken or continued if it would (i) be in violation of any provision of this letter agreement or other agreement between you and the Company, (ii) interfere with the performance of your duties for the Company, or (iii) present a conflict of interest with the Company’s business interests.

12. The Company’s offer of employment is contingent upon your authorization and successful completion of background and reference checks. You may be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

13. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment, provided, however, that nothing in the foregoing shall alter any rights you may have as set forth in Section 6 above. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

14. This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Pennsylvania.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Paul Romness, by June 25, 2020. If you do not accept this offer by June 25, 2020, this offer will be deemed revoked.

Very Truly Yours,

OS Therapies

By:	/s/ Paul Romness
	Name:	Paul Romness
	Title:	Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by OS Therapies. I am not relying on any representations pertaining to my employment other than those set forth above.

Date: June 23, 2020	/s/ Robert Petit
Name: Robert Petit

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